EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NBT Bancorp Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (File Nos. 33-12247 and 333-40192) and Form S-8 (File Nos., 33-77410,
333-67615 and 333-32842, filed by NBT Bancorp Inc. under the Securities Act of 1933 of our audit report dated July 28, 2000, relating to the supplemental consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1999 which report appears in the current report on Form 8-K of NBT Bancorp Inc. dated August 1, 2000.

Syracuse, New York
July 31, 2000


/s/ KPMG LLP